PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend
Company reports second consecutive sequential quarterly increases in product sales, total revenue, and net income

EDEN PRAIRIE, Minn.—July 20, 2016—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2016.

Compared to the immediately-prior quarter ended March 31, 2016, product sales increased 12% sequentially, total revenue increased 10%, and net income increased 20%.

Compared to prior-year quarter ended June 30, 2015, total revenue for the first quarter of fiscal 2017 decreased 19% to $6.71 million from $8.32 million in the prior-year quarter. The decrease was due to a 24% decrease in product sales, partially offset by a 46% increase in contract research and development revenue. Net income for the first quarter of fiscal 2017 decreased 18% to $3.13 million, or $0.65 per diluted share, compared to $3.80 million, or $0.78 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2016 to shareholders of record as of August 1, 2016.

“We are pleased to report our second consecutive sequential quarterly increases in product sales, total revenue, and net income,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks of decreased revenues, risks related to our reliance on several large customers for a significant percentage of revenue, uncertainties in dividend payments to our shareholders, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and other reports filed with the SEC.
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                              NVE CORPORATION
                           STATEMENTS OF INCOME
             QUARTERS ENDED JUNE 30, 2016 AND 2015 (Unaudited)

                                          Quarter Ended June 30
                                            2016         2015
                                        -------------------------
  Revenue
   Product sales                         $ 5,851,214  $ 7,735,865
   Contract research and development         856,558      585,054
                                        -------------------------
  Total revenue                            6,707,772    8,320,919
  Cost of sales                            1,385,178    1,993,928
                                        -------------------------
  Gross profit                             5,322,594    6,326,991
  Expenses
   Selling, general, and administrative      389,915      484,764
   Research and development                  758,368      681,001
                                        -------------------------
  Total expenses                           1,148,283    1,165,765
                                        -------------------------
  Income from operations                   4,174,311    5,161,226
  Interest income                            437,734      485,798
                                        -------------------------
  Income before taxes                      4,612,045    5,647,024
  Provision for income taxes               1,479,500    1,843,798
                                        -------------------------
  Net income                             $ 3,132,545  $ 3,803,226
                                        =========================
  Net income per share - basic                $ 0.65       $ 0.78
                                        =========================
  Net income per share - diluted              $ 0.65       $ 0.78
                                        =========================
  Weighted average shares outstanding
   Basic                                   4,835,010    4,854,841
   Diluted                                 4,837,095    4,860,848

                              NVE CORPORATION
                               BALANCE SHEETS
                         JUNE 30 AND MARCH 31, 2016

                                              (Unaudited)
                                             June 30, 2016   March 31, 2016
                                             ------------------------------
  ASSETS
  Current assets
   Cash and cash equivalents                  $   1,905,697    $  7,534,593
   Marketable securities, short term             19,559,795      19,697,384
   Accounts receivable, net of allowance for
    uncollectible accounts of $15,000             2,651,926       2,244,086
   Inventories                                    3,186,450       3,205,233
   Prepaid expenses and other assets                701,867         734,524
                                             ------------------------------
  Total current assets                           28,005,735      33,415,820
  Fixed assets
   Machinery and equipment                        8,839,621       8,840,033
   Leasehold improvements                         1,539,965       1,539,965
                                             ------------------------------
                                                 10,379,586      10,379,998
   Less accumulated depreciation                  8,882,264       8,688,285
                                             ------------------------------
  Net fixed assets                                1,497,322       1,691,713
  Long-term deferred tax assets                           -          51,188
  Marketable securities, long term               71,170,799      65,695,335
                                             ------------------------------
  Total assets                                $ 100,673,856   $ 100,854,056
                                             ==============================

  LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
   Accounts payable                               $ 297,831       $ 317,990
   Accrued payroll and other                        591,821         556,674
   Income taxes payable                           1,281,154               -
   Deferred revenue                                 714,805         714,805
                                             ------------------------------
  Total current liabilities                       3,079,931       1,589,469

  Long-term deferred tax liabilities                    520               -

  Shareholders' equity
   Common stock                                      48,350          48,350
   Additional paid-in capital                    19,205,682      19,205,682
   Accumulated other comprehensive income           676,962         451,359
   Retained earnings                             77,856,731      79,559,196
                                             ------------------------------
  Total shareholders' equity                     97,787,725      99,264,587
                                             ------------------------------
  Total liabilities and shareholders' equity  $ 100,673,856   $ 100,854,056
                                             ==============================